Exhibit 10.31

EXECUTION VERSION

Cambridge Bancorp

1336 Massachusetts Avenue

Cambridge, Massachusetts 02138

December 5, 2019

Thomas J. Fontaine

Wellesley Bancorp, Inc.

40 Central Street

Wellesley, MA 02482

Dear Thomas:

Cambridge Bancorp (the “Company”) considers it essential to the best interest of its stockholders to foster the continuous employment of key management personnel of the Company and its subsidiary, Cambridge Trust Company (the “Bank”). The Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s and the Bank’s management, including yourself, to their assigned duties in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Bank, this letter agreement (the “Agreement”) sets forth the severance benefits that the Company agrees will be provided to you in the event your employment with the Bank is terminated under the circumstances described below.

Whenever used in this Agreement, additional capitalized words and phrases have the meanings set forth in Section 14 below.

1.Term of Agreement. This Agreement shall commence as of the “Effective Date” (as defined in that certain Agreement and Plan of Merger, dated as of December 5, 2019, by and among the Company, the Bank, Wellesley Bancorp, Inc. and Wellesley Bank), and each January 1 thereafter, the term of this Agreement shall automatically be extended for one (1) additional year unless not later than September 30 of the preceding year the Company shall have given notice that it does not wish to extend this Agreement. However, if a Change in Control shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of twelve (12) months beyond the month in which the Change in Control occurred notwithstanding notice from the Company that it does not wish to extend the Agreement.

Thomas J. Fontaine

December 5, 2019

2.Termination Following a Change in Control. If a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 3 hereof upon your Separation from Service within twelve (12) months after a Change in Control, unless such Separation from Service is (i) because of your death, (ii) by the Bank for Cause or Disability or (iii) by you other than for Good Reason.

3.Compensation Upon Termination. Following a Change in Control, upon Separation from Service, you shall be entitled to the following benefits.

(i)If your employment shall be terminated for Cause or your death. the Company shall, or shall cause the Bank to, pay you your full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan at the time such payments are due, and the Company and the Bank shall have no further obligations to you under this Agreement.

(ii)If your employment by the Bank shall be terminated (1) by the Bank other than for Cause or Disability or (2) by you for Good Reason, then you shall be entitled to the benefits provided below:

(A)The Company shall, or shall cause the Bank to, pay you your full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan at the time such payments are due.

(B)The Company shall, or shall cause the Bank to, pay you, in lieu of any further salary or bonus payments to you for periods subsequent to the Date of Termination, a lump sum severance payment (the “Severance Payment”) equal to the product of (I) your Final Average Compensation multiplied by (II) three (3).

(C)Any Severance Payment shall be made not later than the fifth (5th) day following the Date of Termination; provided, however, that notwithstanding anything contained herein to the contrary, if you are a Specified Employee at the time of your Separation from Service, the Company shall, or shall cause the Bank to, pay you the Severance Payment in a lump sum on the earlier of (I) the first (1st) business day that is six (6) months and one (1) day following the date of your Separation from Service or (II) the date of your death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).

(iii)Unless you are terminated for Cause or you terminate your employment other than for Good Reason, the Company shall cause the Bank to maintain in full force and effect for your continued benefit for a period of up to one (1) year all employee welfare benefit plans and programs or arrangements in which you are entitled to participate at any time within the six (6) months immediately prior to the Notice of Termination, provided that your continued participation is possible under the general terms and provisions of such plans and programs and that such continuation does not cause the Bank’s group health or dental coverage to violate any applicable non-discrimination laws. Benefits continued under this Section 3(iii) shall be paid by you. Benefits otherwise receivable by you pursuant to this Section 3(iii) shall be reduced to the extent comparable benefits are actually received by you from

Thomas J. Fontaine

December 5, 2019

sources other than the Company or the Bank during the one (1)-year period following your termination, and any such benefits actually received by you shall be reported to the Company.

(iv)You shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 3 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise except as specifically provided in this Section 3.

4.Golden Parachute. If any of the payments provided for in this Agreement, together with any other payments or benefits that you have the right to receive from the Company, Bank or any member of an affiliated group of corporations (as defined in Code Section 1504, without regard to Code Section 1504(b)) of which either Company or Bank is a member (together, the “Payments”) would constitute a parachute payment (as defined in Code Section 280G(b)(2)) that is subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), the Company will cause to be determined, before any Payments are made, which of the following two (2) alternatives would maximize your after-tax proceeds: (i) payment in full of the entire amount of the Payments; or (ii) payment of only a part of the Payments, reduced to the minimum extent necessary so that you receive the largest Payments possible without the imposition of the Excise Tax (“Reduced Payments”). If it is determined that Reduced Payments will maximize your after-tax benefit, then (1) cash compensation subject to the six (6)-month delay rule in Code Section 409A(a)(2)(B)(i) shall be reduced first, then cash payments that are not so subject shall be reduced, (2) the Payments shall be paid only to the extent permitted under the Reduced Payments alternative, and (3) you will have no rights to any additional payments and/or benefits constituting the Payments. Unless you and the Company otherwise agree in writing, any determination required under this Section 4 shall be made in writing by independent public accountants agreed to by you and the Company (the “Accountants”), who shall be paid solely by the Company and whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determinations.

5.Non-Competition. In the event your employment terminates and you are entitled to receive a Severance Payment hereunder, for a period of one (1) year following the Date of Termination (the “Non-Compete Term”) you shall not, directly or indirectly, as an executive of any person or entity (whether or not engaged in business for profit), individual proprietor, partner, stockholder, director, officer, joint venturer, investor, lender or in any other capacity whatever (otherwise than as holder of less than ten percent (10%) of any securities publicly traded in the market) compete with the Company and any subsidiary or affiliate of the Company in any city or town in which the Company or such subsidiary or affiliate operates at any time during the term of this Agreement, and any contiguous city or town.

6.Successors: Binding Agreement.

(i)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to

Thomas J. Fontaine

December 5, 2019

compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason. except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets, as aforesaid that executes and delivers the agreement provided for in this Section 6 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(ii)This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

7.Notices. All notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided, however, that all notices to the Company shall be directed to the attention of the Board with a copy to the Clerk of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officers as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto, or of failure to comply with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. The obligations of the Company under Section 3 shall survive the expiration of the term of this Agreement. All reference to sections of any statute, including the Code, shall be deemed also to refer to any successor provisions thereof. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts. This Agreement is made under seal.

9.Tax Withholding. The Company shall, or shall cause the Bank to, withhold any taxes that are required to be withheld from the benefits provided under this Agreement. You acknowledge that the Company’s and the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies) and to satisfy all applicable reporting requirements.

10.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Thomas J. Fontaine

December 5, 2019

12.Section 409A. It is the intention of the Company and you that the Agreement and all amounts payable to you under the Agreement that are subject thereto meet the requirements of Code Section 409A, to the extent applicable to the Agreement and such payments. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and regulations and other interpretive guidance issued thereunder. If any compensation or benefits payable under this Agreement do not comply with Code Section 409A and related guidance, the Company and you agree to amend this Agreement or take such actions as the Company deems necessary or appropriate to comply with the requirements of Code Section 409A while preserving, as nearly as possible, the same economic effect as under this Agreement.

13.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding between the parties, written or oral, which relates to the subject matter hereof.

14.Definitions. Capitalized terms not defined in this Agreement shall have the meaning set forth in your Supplemental Executive Retirement Agreement (the “SERP”), if any, or the Cambridge Trust Company Executive Deferred Compensation Plan (the “EDCP”), as applicable.

(i)“Base Salary” means the annual cash compensation from the Bank relating to services performed (or to be performed) during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards and other fees, and automobile and other allowances paid to you for services rendered (whether or not such allowances are included in your gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by you pursuant to all qualified or non-qualified plans of the Bank and shall be calculated to include amounts not otherwise included in your gross income under Code Sections 125, 132(f), 402(e)(3), 402(h) or 403(b) pursuant to plans established by the Bank; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to you.

(ii)“Bonus” means the short-term incentive cash bonus, if any, awarded to you (generally during the first quarter of the Plan Year) for services performed during the preceding Plan Year from the Bank.

(iii)“Cause” means termination by the Bank upon:

(A)The willful failure by you to substantially perform your duties with the Bank (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from your resignation for Good Reason), within ten (10) days after a demand for substantial performance is delivered to you by the Board that specifically identifies the manner in which the Board believes that you have not substantially performed your duties;

(B)The willful engagement by you in misconduct that is or foreseeably will be materially injurious to the Bank, monetarily or otherwise; or

(C)A breach of a fiduciary duty, fraud or dishonesty relating to the Bank, or conviction of (or plea of nolo contendere to) a crime.

Thomas J. Fontaine

December 5, 2019

For purposes of this Section 14(iii), no act or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Bank.

Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board (with you not voting if you are a member) at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board) finding that in the good faith opinion of the Board you engaged in the conduct set forth above in this Section 14(iii) and specifying the particulars thereof in detail.

(iv)“Change in Control” means the occurrence of a “Reorganization Event” as defined in the Company’s 2017 Equity and Cash Incentive Plan, as such plan may be amended or amended and restated from time to time, and any successor plan.

(v)“Date of Termination” means:

(A)If your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period);

(B)If your employment is terminated for Cause, the date specified in the Notice of Termination; and

(C)If your employment is terminated by Bank for any other reason, or by you for Good Reason, the date on which a Notice of Termination is given.

(vi)“Disability” means termination because of your inability, as a result of incapacity due to physical or mental illness, to perform the services required of you as an employee for a period aggregating six (6) months or more within any twelve (12) month period, unless within thirty (30) days after notice of termination is given by the Bank you shall have returned to the full time performance of your duties.

(vii)“Final Average Compensation” means the average of your highest three (3) consecutive calendar years of annual Base Salary and Bonus. For purposes of calculating the average of your highest three (3) consecutive calendar years of Base Salary and Bonus, (a) Base Salary and Bonus for the calendar year in which you experience a Separation from Service shall be annualized, (b) Base Salary and Bonus for other calendar years shall not be annualized, and (c) if you have been employed less than three (3) full calendar years (counting the final year of employment as an annualized full calendar year), your Final Average Compensation shall be based on the number of full calendar years in which you were an employee of the Bank (again counting the final year of employment as an annualized full calendar year).

Thomas J. Fontaine

December 5, 2019

(viii)“Good Reason” means, without your prior consent, the occurrence after a Change in Control of any of the following circumstances:

(A)A material diminution in the nature or status of your responsibilities, authority or duties (provided that your entitlement to terminate employment for this reason following a Change in Control shall only be effective during the period beginning six (6) months and ending twelve (12) months after the Change in Control);

(B)A material diminution in your base salary; or

(C)A relocation of your principal place of employment to a location that is more than forty (40) miles from the Bank’s current principal executive office;

provided, however, that the Company and the Bank shall have a thirty (30) day period to cure any such cause for “Good Reason” after being notified by you in writing.

Your right to terminate employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(ix)“Notice of Termination” means a notice that indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(x)“Retirement” means the termination of your employment in accordance with the Bank’s retirement policy, including (at your sole election, as set forth in writing) early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

15.Right to Consult with Counsel. You acknowledge that you have the right to consult with counsel prior to executing the Agreement.

* * * * *

Thomas J. Fontaine

December 5, 2019

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

CAMBRIDGE BANCORP

	By:	/s/ Denis K. Sheahan
	Its:	Chief Executive Officer

Agreed:
/s/ Thomas J. Fontaine
Thomas J. Fontaine